Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

JOHN H. WEILAND ELECTED TO BARD’S BOARD OF DIRECTORS

Former Chairman, President and CEO William H. Longfield Retires from Board

MURRAY HILL, NJ – (April 20, 2005) – C. R. Bard, Inc. (NYSE-BCR) today announced at its Annual Meeting of Shareholders that President and Chief Operating Officer, John H. Weiland has been elected to its board of directors.

Weiland, 49, joined Bard in 1996 as Group Vice President and was promoted to Group President in 1997, with responsibility for Bard’s global Surgical, Urological, and Endoscopic Technology businesses and Bard’s worldwide manufacturing operations. He was promoted to President and Chief Operating Officer in August, 2003. Prior to joining the company, Weiland was Senior Vice President at Dentsply International. He served as President and Chief Executive Officer of Pharmacia Diagnostics and held senior management positions at American Hospital Supply and Baxter Healthcare. In 1987, he was named a White House Fellow and served as a Special Assistant to two members of President Reagan’s cabinet. Weiland received a B.S. in Biology from DeSales University and an MBA from New York University.

“With his extensive knowledge and experience in the medical device industry, John has played a leading role in the success of Bard’s operations,” said Chairman and Chief Executive Officer, Timothy M. Ring. “Bard will certainly benefit from his guidance and insight as a member of our board of directors. I look forward to working with John in this expanded role as we continue to pursue our strategy to achieve consistent and reliable double-digit revenue growth and enhance long-term shareholder value.”

In addition, Bard announced today that former Chairman, President and Chief Executive Officer, William H. Longfield has retired from the board of directors after serving as a director since April 1990. He joined Bard in 1989 as Executive Vice President and Chief Operating Officer and was elected Chairman and Chief Executive Officer in 1995.

“Bill’s association with Bard for 16 years has had a significant impact on our customers, employees and shareholders,” Ring said. “His integrity and leadership fostered our culture and success and we are grateful for his many contributions.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life enhancing medical technologies in the fields of vascular, urology and surgical specialty products.